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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934


                               Meridian Gold Inc.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



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
Canada                                                                 88-0226676
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(State of Incorporation or Organization)                               (I.R.S. Employer Identification no.)

9670 Gateway Drive, Suite 200, Reno, Nevada                                         89511-8997
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(Address of principal executive offices)                               (zip code)

If this Form relates to the registration of a                          If this Form relates to the registration of a
class of debt securities and is effective upon                         class of debt securities and is to become
filing pursuant to General Instruction A.(c)(1)                        effective simultaneously with the effectiveness of
please check the following box. [ ]                                    a concurrent registration statement under the
                                                                       Securities Act of 1933 pursuant to General
                                                                       Instruction A.(c)(2) please check the following
                                                                       box. [ ]

If this Form relates to the registration of a                          If this Form relates to the registration of a
class of securities pursuant to Section 12(b) of                       class of securities pursuant to Section 12(g) of
the Exchange Act and is effective pursuant to                          the Exchange Act and is effective pursuant to
General Instruction A.(c), check the following                         General Instruction A.(d), check the following
box. [X]                                                               box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to                                                 Name of Each Exchange on Which
be so Registered                                                       Each Class is to be Registered
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Rights, with respect to Common Shares,                                 New York Stock Exchange, Inc.
without par value
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Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)

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ITEM 1.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Rights

On February 18, 1999 the Board of Directors (the "Board") of Meridian Gold Inc. (the "Company") approved the form and content of a Shareholder Rights Plan Agreement dated as of March 19, 1999 (the "Rights Agreement"), as amended by the Shareholder Rights Plan Amending Agreement also dated as of March 19, 1999 (the "Amending Agreement"), between the Company and The Trust Company of Bank of Montreal, as Rights Agent (the "Rights Agent"). The Rights Agreement was executed by the Company and the Rights Agent and will become effective (the "Effective Time") on the earlier of: (i) the close of business on July 31, 1999;
(ii) the date that an Acquiring Person (as defined below) has become an Acquiring Person; and (iii) the date that an event occurs that would give rise to the subsequent separation of rights under the Rights Agreement dated as of July 31, 1996 between the Company and the Rights Agent, and disregarding the expiration time under that agreement. The Rights Agreement has a term of ten years, subject to reconfirmation by the Company's shareholders at the third and sixth annual meeting following the Company's annual and special meeting of shareholders in 1999, and if it is reconfirmed by the Company's shareholders at such times, it expires at the close of business on July 30, 2009 (the "Expiration Time"). The Board also authorized the issuance, effective at the Effective Time (the "Record Time"), of one Right (as defined in the Rights Agreement) in respect of each common share (each, a "Common Share") of the Company outstanding at the Record Time, as well as the issuance of one Right in respect of each Common Share to be issued after the Record Time and prior to the Separation Time (as defined below) and the Expiration Time.

Each Right entitles the holder, after the Separation Time, to purchase Common Shares from the Company on the basis set out in the Rights Agreement. The "Separation Time" means the close of business on the tenth trading day after the earlier of (i) the first date of public announcement that a person or group other than certain exempt persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are exempted), has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of any class of voting shares of the Company; (ii) the date of commencement or public announcement of an intention to commence a Take-over Bid (as defined below), other than a Permitted Bid or a Competing Permitted Bid (each as defined below); or (iii) the date upon which a Permitted Bid or Competing Permitted Bid cease to be such, or such later time as may be determined by the Board, provided that, if any Take-over Bid in clause (ii) expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed never to have been made.

A "Take-over Bid" means an offer to acquire voting shares of the Company (or securities convertible into such shares) which, if successful, would result in the person making such an offer (the "Offeror") beneficially owning 20% or more of any class of voting shares of the Company (including any such shares held by the Offeror prior to the offer). A "Permitted Bid" and a "Competing Permitted Bid" are Take-over Bids that are made by




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means of an offering circular and that (i) are made to all shareholders; (ii)
are open for a period of not less than 60 days; (iii) have a minimum deposit condition; and (iv) contain certain withdrawal rights and extension terms.

The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Common Shares, and the Common Share certificates will contain a legend incorporating the Rights Agreement by reference. Until the earlier of the Separation Time and the Expiration Time, the surrender for transfer of any Common Share certificate will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Separation Time, and thereafter the Rights Certificates alone will evidence the Rights.

After the Separation Time and prior to the Expiration Time, the Rights are exercisable by the holders. Upon exercise, subject to adjustment, each Right will entitle the holder to purchase one Common Share for the Exercise Price, which initially shall be Cdn. $25.00.

The Exercise Price, as well as the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding, is subject to adjustment as set out in the Rights Agreement. In the event of certain stock dividends, share subdivision or consolidation or certain share issuances, the Exercise Price and the number of Rights outstanding (or securities subject to purchase upon exercise of each Right) shall be adjusted by an Expansion Factor (as defined in the Rights Agreement) to afford certain protection against dilution. The Rights Agreement provides for similar adjustments in the event of (a) an issuance to all holders of Common Shares of rights, options or warrants to acquire Common Shares at a price less than the current market price or (b) a distribution to all holders of Common Shares of certain evidences of indebtedness or other rights, options or warrants.

The Rights are intended to have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group other than an exempt person that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time a person or group other than an exempt person has acquired beneficial ownership of 20% or more of the Common Shares.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends, if any.




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Certain Canadian Tax Consequences with respect to U.S. Security Holders

Acquisition of Rights

No income tax consequences arise to a U.S. security holder (a "Holder") upon receipt of a Right under the Rights Agreement. For income tax purposes, the tax basis to a Holder of a Right will be zero unless the Holder acquires additional Rights after the Separation Time.

Disposition of Rights by Sale or Exercise

Taxable capital gains on property that is not "taxable Canadian property" to a non-resident Holder are not included in income for Canadian tax purposes. Allowable capital losses on property that is not "taxable Canadian property" to a non-resident Holder are not deductible from taxable capital gains for Canadian tax purposes. A non-resident Holder realizing a capital gain will not be subject to tax in Canada on such gain unless both: (i) the property disposed of is "taxable Canadian property"; and (ii) the Holder is not entitled to an exemption from Canadian tax under the terms of an applicable tax treaty between Canada and the jurisdiction where the non-resident Holder is fiscally resident.

Certain provisions of the Income Tax Act (Canada) (the "Act") deem property to constitute "taxable Canadian property" in various circumstances. A share of a Canadian-resident corporation which is listed on a prescribed stock exchange (which includes the Toronto Stock Exchange) will not be "taxable Canadian property" unless, at any time during the five years preceding the disposition, at least 25% of any class of the corporation's shares were owned by the particular non-resident Holder, by persons with whom that non-resident Holder did not deal at arm's length, or by a combination of the two. For this purpose, an interest in or option in respect of a share (including a Right) is deemed to be a share. Therefore, Common Shares of the Company and the Rights will not constitute "taxable Canadian property" to a particular non-resident Holder unless: (i) that Holder met the 25% ownership threshold described above in the five years preceding the disposition; or (ii) such shares are deemed to be "taxable Canadian property" by some other provision of the Act.

Non-resident Holders should consult their own tax advisers concerning the applicability of a bilateral income tax convention (if any) between Canada and the jurisdiction where the non-resident Holder is fiscally resident, and the Canadian tax consequences thereof. In general, the Canada-U.S. Income Tax Convention provides that most (but not all) U.S.-resident Holders who dispose of shares of a corporation are exempt from Canadian taxation on any resulting capital gains, if the value of the corporation's shares is not derived principally from "real property situated in Canada." As of the date hereof, the value of Common Shares of the Company is not derived principally from "real property situated in Canada."




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Expiration of Rights

The expiration of Rights will constitute a disposition thereof for zero proceeds of disposition resulting in a capital loss equal to such Holder's adjusted cost basis of the Rights disposed of by the Holder. The tax treatment of capital losses is discussed in greater depth under the heading "Disposition of Rights by Sale or Exercise."

In general, there are no limitations on the right of Holders to hold or vote such securities imposed by Canadian law or by any of the Company's constituent documents. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amending Agreement, which are included as Exhibit 1.1 and Exhibit 1.2, respectively, below.

ITEM 2.        EXHIBITS.

          Exhibit
          Number           Description
          ------           -----------
          1.1              Shareholder Rights Plan Agreement, dated as of
                           March 19, 1999, between Meridian Gold Inc. and
                           The Trust Company of the Bank of Montreal, as
                           Rights Agent, including the Form of Rights
                           Certificate, Form of Assignment and Form of
                           Election to Exercise attached thereto as Attachment 1.

          1.2 Shareholder Rights Plan Amending Agreement, effective as of March 19, 1999, between Meridian Gold Inc. and The Trust Company of the Bank of Montreal, as Rights Agent.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   MERIDIAN GOLD INC.


DATE:  APRIL 26, 1999              BY:  /S/  EDWARD H. COLT
                                   -------------------------------------------
                                   Edward H. Colt
                                   Chief Financial Officer


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                                 EXHIBIT INDEX


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
          Exhibit
          Number           Description
          ------           -----------
          1.1              Shareholder Rights Plan Agreement, dated as of
                           March 19, 1999, between Meridian Gold Inc. and
                           The Trust Company of the Bank of Montreal, as
                           Rights Agent, including the Form of Rights
                           Certificate, Form of Assignment and Form of
                           Election to Exercise attached thereto as Attachment 1.

          1.2 Shareholder Rights Plan Amending Agreement, effective as of March 19, 1999, between Meridian Gold Inc. and The Trust Company of the Bank of Montreal, as Rights Agent.
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